Exhibit 99.1

PRESS RELEASE
Dick’s Sporting Goods Announces Completion of Acquisition of Golf Galaxy
PITTSBURGH, Pa., February 13, 2007 — Dick’s Sporting Goods, Inc. (NYSE: DKS) announced today that it has completed its acquisition of Golf Galaxy, Inc. (Nasdaq: GGXY).
As previously reported, Dick’s and Golf Galaxy entered into a definitive agreement and plan of merger. Under the terms of the agreement, each outstanding share of Golf Galaxy common stock has been converted into the right to receive $18.82 per share in cash, without interest.
“Golf Galaxy is a rapidly growing, profitable company which we believe is the best in the specialty golf category. The passion with which Dick’s Sporting Goods and Golf Galaxy associates serve the enthusiast golfer make this transaction a big win for shareholders and golf enthusiasts alike,” said Edward W. Stack, Chairman and CEO of Dick’s Sporting Goods. “On behalf of all the associates at Dick’s, I would like to welcome Randy Zanatta and the entire Golf Galaxy team.”
“We are excited to have completed this transaction, which represents an extraordinary opportunity for both Golf Galaxy and Dick’s Sporting Goods. By joining forces with Dick’s Sporting Goods, who we deem to be the best full-line sporting goods retailer in the industry, we believe we can strengthen our position as the best golf specialty retailer in the business,” added Randy Zanatta, Golf Galaxy’s president and chief executive officer.
Golf Galaxy currently operates 65 stores in 24 states, ecommerce websites and catalog operations, and generated $264 million in sales during the last 12 months ended November 25, 2006.
About Dick’s Sporting Goods, Inc.
Pittsburgh-based Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of October 28, 2006, the Company operated 294 stores in 34 states primarily throughout the Eastern half of the U.S.
Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the bottom of the home page).
Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words. Forward-looking statements involve known and            unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the year ended January 28, 2006 as filed with the Securities and Exchange Commission on March 23, 2006 and those references herein to our planned merger with Golf Galaxy. The Company disclaims any obligation and does not intend to update any forward-looking statements except as may be required by the securities laws.
Contact:
Dick’s Sporting Goods, Inc.
Michael F. Hines, EVP — Chief Financial Officer or
Dennis Magulick, Director, Investor Relations
724-273-3400
investors@dcsg.com
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